UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Charlotte Russe Holding, Inc.

(Name of Registrant as Specified In Its Charter)

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April 2, 2009

Dear Shareholder:

YOUR VOTE IS IMPORTANT; PROTECT YOUR INVESTMENT IN CHARLOTTE RUSSE

PLEASE SIGN, DATE AND RETURN THE WHITE PROXY CARD TODAY!

The Charlotte Russe 2009 Annual Meeting of Stockholders is coming up fast and is now scheduled for Tuesday, April 28, 2009. You have an important opportunity to protect your interests and help shape the future of your Company. Please sign, date and return the enclosed WHITE proxy card today!

URGENT: THROW AWAY ANY GOLD CARDS YOU MAY RECEIVE

Your Board and management believe we have made significant progress in positioning Charlotte Russe for improved future performance. At the same time, having listened to you — our shareholders — we are conducting a formal, impartial process for a possible sale of the Company. The Company is very encouraged by the level of interest potential purchasers have displayed in the sale process and first price indications are due in April. The Board will review those responses and expects to ask a limited number of finalists to refine their indications of interest. Ultimately, the Board will make a recommendation on what it believes is in the best interests of all shareholders.

WE URGE YOU TO QUESTION ALLAN KARP’S TRACK RECORD

AS A FORMER CHARLOTTE RUSSE DIRECTOR

Allan Karp became a major shareholder in 1996 and from 1999-2007, he was a Charlotte Russe Board member and the single largest shareholder in the Company. He was the person other directors considered the de facto leader of the Board, as the Company carried out a strategy of boosting top-line growth by expanding the fleet by 370 stores, a ten-fold increase. We believe that the expansion of the fleet has given the Company an abundance of oversized stores in sub-par locations with unfavorable leases and saddled the Company with excessive costs and rent obligations. However, this move was initially well received by the market, in part because landlord concessions enabled the Company to show large cash-on-cash returns in the early years of leases.

In July 2006 the management team in charge at the time announced a goal of achieving double digit operating margins, and in November of that year management claimed that it could reach operating margins of 10% or better within a year to 18 months. Unfortunately, these margins have never materialized. However, from the time management announced the goal of achieving double digit operating margins until July 2007, the Company’s stock price remained above $25 per share. The private equity funds controlled by Allan Karp sold their entire position in the Company’s stock during this period. Based on market prices at the time of these sales, we believe that the average price at which the Karp Funds sold their stock was approximately three times the price mentioned in his vague proposal to buy the Company two years later.

Mr. Karp Sold All His Shares In Charlotte Russe At High Prices;

Others Have Had To Clean Up the Company’s Legacy Issues

By the end of February 2007, Mr. Karp and his investors had sold all of their Charlotte Russe shares. In July 2007, Mr. Karp resigned from the Board. In that same month the prior management team formally extended the time horizon for the Company to achieve 10% or better operating margins, and the stock price declined by approximately 40% as investors adjusted to the new guidance by the old management team.

Your existing Board, led by the current Chairman, has launched a program to put Charlotte Russe on a path to improved performance and profitability, and installed new management committed to improved retail discipline – and these efforts are working.

Mr. Karp Has Tried To Buy Charlotte Russe; Now He Declines To Participate Directly In A Process Where He Would Have to Compete with Other Investors And Potential Buyers

In November of 2007, only four months after his resignation and after having sold all of his shares in Charlotte Russe at a high price, Mr. Karp sent a letter to the Charlotte Russe Board expressing interest in acquiring the Company, which the Board declined. Mr. Karp’s letter came when Charlotte Russe’s stock was trading near its two year low.

Late in 2008, as your Board and new management were continuing efforts to address the legacy issues, and the shares were depressed again, Mr. Karp made another overture, presenting a vague proposal to acquire the Company, in which he cautioned that investors couldn’t count on his public indication of price. Based on conversations with investors, we believe that investors focused on his price indication, but not on the following line in his November 18 13D SEC filing where he said:

Depending on the results of this analysis, the Reporting Persons expect to seek to pursue the acquisition of 100% of the Common Shares, although it is possible that it may be at a lower valuation that appropriately reflects the Issuer’s expected operating performance.

-	KarpReilly 13D

Ultimately, Mr. Karp withdrew his vague proposal. While we believe he left the public impression that there was a real bid, in fact, there was never a firm bid that the Board could evaluate. While Mr. Karp asked for due diligence, the Board believed he was simply trying to get an opportunity to negotiate an acquisition on an exclusive basis. Now – without that advantage – he has declined to participate in our formal, competitive process. If he was interested in acquiring the Company five months ago on an exclusive basis, why has he declined to bid for the Company against other potential acquirers in our public process?

SUPPORT THE CHARLOTTE RUSSE NOMINEES

Mr. Karp proposes to replace three highly qualified current directors, including the chairman, Jennifer Salopek, our new President and Chief Merchant, Emilia Fabricant (ironically the only two women on the Board of this women’s fashion retailer), and Len Mogil, who served as interim CEO and CFO following the management change last summer. Ms. Salopek and Mr. Mogil have been at the forefront of successful efforts to address the Company’s legacy issues while Ms. Fabricant’s efforts to makeover Charlotte Russe’s fashion positioning and inventory posture have been applauded by independent analysts and fashion journalists.

All three of these directors are extremely experienced in the retail industry.

Jennifer C. Salopek has over 20 years of experience in the retail and apparel industries. She has served as a member of our Board of Directors since February 2006 and is currently the Board’s Chairman. She also currently serves as a Principal with ARC Business Advisors LLC. Prior to co-founding ARC Business Advisors LLC, she was Executive Vice President at Tommy Hilfiger Corporation from July 2004 to June 2005, where she was responsible for global strategic planning, brand positioning and business development. Previously, Ms. Salopek served as a lead Partner for the strategic consulting practice of PriceWaterhouseCoopers (PwC) Consulting. After PwC Consulting was acquired by IBM, she was co-director for IBM’s Institute for Business Value, a global think tank for the industry. From 1994 to 1999, Ms. Salopek worked for Calvin Klein where she served as Vice President of Strategic Planning and subsequently Senior Vice President of Retail, where she managed the company’s global network of stores. She began her career in 1983 at PriceWaterhouse, where she became a Certified Public Accountant, and worked for their Management Horizons retail consulting practice from 1989 to 1994. She received her bachelor’s and masters degrees in Business Administration from The Ohio State University.

Emilia Fabricant has served as a member of our Board of Directors and as our President and Chief Merchandising Officer since November 2008. From May 2007 to November 2008, she served as President and Chief Merchandising Officer of babystyle ®, a maternity, infant and baby retailer, which voluntarily filed for chapter 11 bankruptcy in 2009. In 2002, Ms. Fabricant founded Cadeau Maternity, a company created to offer elegant, fashion-forward maternity clothes, and served as Cadeau Maternity’s Chief Executive Officer until its purchase by babystyle in May 2007. Prior to launching Cadeau Maternity, Ms. Fabricant was President of Sales and Product Development for Katayone Adeli and prior to that, she served as Senior Vice President for Barneys New York Co-op and Women’s Outlet divisions. Ms. Fabricant spent 10 years at Barneys, and was credited for pioneering and launching “Procreation,” Barneys’ private-label maternity line, and leading the standalone Co-op expansion. She earned a bachelor’s degree from Drew University.

Leonard H. Mogil has served as a member of our Board of Directors since August 2001 and served as our interim Chief Executive Officer and Chief Financial Officer from July 2008 to November 2008. Mr. Mogil retired in August 2001 from the position of Group Executive Vice President of Retail Operations at Phillips-Van Heusen Corporation, where he had held various executive positions since joining the company in 1989. Prior to joining Phillips-Van Heusen Corporation, Mr. Mogil held executive positions at various commercial and retail organizations, including Gertz Department Stores, Block’s Department Stores and Joske’s of Texas. He began his professional career at the accounting firm of Touche Ross & Co. where he became a Certified Public Accountant.

WE BELIEVE ALLAN KARP AND HIS NOMINEES ARE CONFLICTED

We believe that Allan Karp’s attempts to acquire the Company in 2007 and 2008 show that he wanted to acquire the Company in the very recent past, and we have seen no evidence that he has abandoned that objective. Moreover, Mr. Karp’s presence on the Board could dissuade other potential acquirers from participating in the current sale process. We believe he has a conflict of interest and should not be making decisions on acquisition proposals by other potential purchasers.

Joining Mr. Karp on the KarpReilly slate are his nominees Hezy Shaked and Gaby Bitton, both of whom who have no public company board experience, and therefore have no practical experience overseeing the operations of a publicly traded company, much less a major national retailer like Charlotte Russe. They also have no experience carrying out the fiduciary responsibilities to protect shareholder interests that come with being a director. Moreover, you may be troubled, as we are, by what we believe are alarming conflicts of interest that should greatly concern shareholders.

Aside from being an associate of Mr. Karp’s, not much information is available to investors about Mr. Shaked’s business operations or his objectives. What is known is that his company, Tilly’s, competes directly with Charlotte Russe for customers, employees and retail space in important markets in California, Nevada, Florida and elsewhere. If he were sitting on the Charlotte Russe Board he would have access to important information on the Company’s marketing and sales plans, financing, real estate strategy, vendor relationships and costs. How will he use that information? Will he separate his own interests from yours? We believe that no one knows. Because his company is privately held there are no analysts, shareholders or regulators providing an objective view of his actions.

Mr. Bitton’s commitment to shareholder interest also should be questioned as the company he heads – Buffalo David Bitton – competes with Charlotte Russe. Buffalo David Bitton initially made its name in denim fashion, a vital category with over $100 million in sales for Charlotte Russe, and it now competes with the Company and our vendors across a wide product spectrum. In the past he has described his job as being to develop “the worldwide market for Buffalo jeans.” His job description hasn’t changed. Where will Charlotte Russe shareholders be on his priority list? Can he work to build worldwide market share for Buffalo David Bitton and create value for Charlotte Russe shareholders too?

We appreciate that as directors, Mr. Karp and his other nominees would have fiduciary duties to shareholders. However, shareholders must decide whether they are prepared to rely on these legal duties to neutralize the conflicts of interest which we believe exist among Karp and his nominees.

GETTING THE FACTS STRAIGHT

We believe that there is a danger that investors will have a misconception about certain critical facts relating to this proxy contest. We believe investors need correct information so that they can make an informed decision about who will best represent their interests on the Board.

➢	Investors may have the impression that Mr. Karp does not seek control of the Board by nominating a slate of three candidates to a Board that is currently comprised of five independent Directors and two members of management. However, because he is targeting two independent Directors and one management member, were his slate elected, he would control half of the non-management directors on the Board. While, he would not technically control the Board, if his slate were elected, he would have forced two leaders of the turnaround effort off the board and he and his other two nominees would be in a position to potentially derail the current competitive sales process if they chose to do so.

➢	Mr. Karp faults the incumbent Board for not owning more shares of the Company. The fact is that since June 2008, the Board has been dealing with material non-public information in its efforts to fix Charlotte Russe and so has been prohibited by law from purchasing shares. The Company’s new Board Compensation program aligns Directors’ interests with those of shareholders by providing a significant portion of their compensation in the form of restricted stock. Moreover, Directors are now required to acquire a certain number of shares during a five-year time period, and all current Board members are fulfilling their ownership obligations.

➢	Mr. Karp cites rising SG&A costs as a sign that the Company needs greater expense control. The fact is that the increases in SG&A began in 2007 when Mr. Karp was the Company’s largest shareholder and the individual that other directors considered its most influential Board member. The Company is reducing SG&A for 2009 by cutting headcount at the corporate and field levels as well as other expenses, resulting in savings of over $1 million per quarter.

PROTECT YOUR INVESTMENT — LET YOUR CURRENT BOARD FINISH ITS WORK —

DON’T PUT KARP AND HIS NOMINEES IN A POSITION TO DERAIL OUR PROGRESS

AND SALE PROCESS

WE URGE YOU TO SIGN AND RETURN THE WHITE PROXY CARD TODAY!

SUPPORT CHARLOTTE RUSSE’S EXPERIENCED AND TRULY INDEPENDENT BOARD

We believe the choice is clear. Charlotte Russe’s shareholders deserve directors who are committed to building value for all Charlotte Russe shareholders. We strongly urge you to discard any gold proxy cards you may receive from KarpReilly, and support your Board of Directors by voting “FOR” all of the Company’s directors on the enclosed WHITE proxy card today.

Thank you for your support.

Sincerely,

Jennifer Salopek

On Behalf of the Independent Board of Directors

Charlotte Russe Holding, Inc.

If you have questions or need assistance voting the WHITE proxy card please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

IMPORTANT INFORMATION

Charlotte Russe Holding, Inc. filed a definitive proxy statement with the U.S. Securities and Exchange Commission on March 23, 2009 relating to Charlotte Russe’s solicitation of proxies from the stockholders of Charlotte Russe with respect to the Charlotte Russe 2009 annual meeting of stockholders. Charlotte Russe and its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of proxies for the 2009 annual meeting. The proxy statement contains detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Charlotte Russe’s stockholders. Charlotte Russe has filed a proxy statement and other relevant documents, including a white proxy card. CHARLOTTE RUSSE ADVISES SECURITY HOLDERS TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT HAVE BEEN AND WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Charlotte Russe’s proxy statement and other relevant documents may be obtained without charge from the SEC’s website at www.sec.gov and from Charlotte Russe at www.charlotterusse.com. You may also obtain a free copy of Charlotte Russe’s definitive proxy statement by writing to the Corporate Secretary at 4645 Morena Boulevard, San Diego, California 92117.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, the results of our process for evaluating strategic alternatives for the Company and expectations regarding future growth and benefits from the Company’s strategic plan. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not receive indications of interest from potential purchasers or will not receive indications of interest that the Board considers acceptable and will not be able to execute its new strategic plan as intended, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.